August 31, 2006      Exhibit 10.2

Mr. Thomas B. King
President and CEO
Pacific Gas and Electric Company
77 Beale Street, 32nd Floor
San Francisco, CA 94105

Dear Tom,

To provide a long-term incentive to retain your services, I am pleased to offer you the following modifications to your current compensation package:

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Elimination of Early Retirement Reduction Factors: The Board of Directors of Pacific Gas and Electric Company (Company) has agreed to eliminate the reduction factors that otherwise would be used to calculate your pension benefit under the defined benefit pension plan, provided you remain employed by the Company, PG&E Corporation, or any of their affiliates until age 55. This enhanced pension benefit will be paid from the PG&E Corporation Supplemental Executive Retirement Plan.

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Grant of Restricted Phantom Stock Units: At its July 12, 2006, meeting, the Nominating, Compensation and Governance Committee of the PG&E Corporation Board of Directors awarded you 25,433.41 restricted phantom stock units with an aggregate value of $1 million based on the closing stock price of PG&E Corporation common stock on that day of $39.63, as reported on the New York Stock Exchange. These units will be credited to your account in the PG&E Corporation Phantom Stock Investment Fund under the PG&E Corporation Supplemental Retirement Savings Plan (SRSP).

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Vesting. The restricted phantom stock units, together with any dividend equivalent units, will vest five years after the date of grant, provided that you are still employed by the Company, PG&E Corporation, or any of their affiliates. You may not elect to transfer the value of the units to another investment option in accordance with the SRSP until the units have vested.

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Payment. The amount of your deferred compensation account balance that is attributable to units that have vested shall be paid to you following your Retirement (as defined in the SRSP) or following your termination of employment.

Under certain situations, application or vesting of these benefits and awards may be accelerated. Upon your death or disability:

•	the early retirement reduction factors will cease to apply for purposes of calculating the value of your pension benefit, and

Mr. Thomas B. King
August 31, 2006

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the restricted phantom stock units, together with any dividend equivalent units, will immediately vest and will be paid in a lump sum as soon as practicable following the triggering event, based on the average closing price of a share of PG&E Corporation common stock for the last 30 calendar days preceding the date of the triggering event, as reported on the New York Stock Exchange.

These awards and benefits also will vest or accelerate as described in the prior paragraph if there is a Change in Control of PG&E Corporation (as defined in the PG&E Corporation 2006 Long-Term Incentive Plan (LTIP)) and these modifications to your compensation arrangements are not assumed by the Acquiror (as defined in the LTIP) or your employment is subject to an Involuntary Termination within the Covered Period following the Change in Control (as those terms are defined in the PG&E Corporation Officer Severance Policy).

If you are terminated without cause, a prorated portion of any unvested restricted phantom stock units and any dividend equivalent units will vest immediately, in accordance with the percentage of time you were employed by the Company, PG&E Corporation, or their affiliates during the 60-month vesting period. Those units will be forfeited if you are terminated for cause before the units vest. If you are terminated before you reach age 55, you will not receive the enhanced pension benefit, and early retirement reduction factors will apply. This paragraph does not apply if you are subject to an Involuntary Termination within the Covered Period in connection with a Change in Control.

Tom, you are and continue to be a very valued member of my senior management team and pivotal to the effort underway for the Company to become the leading utility in the United States. I am confident in your abilities and see you as a key player in the future of the Company.

Sincerely,

/s/ Peter A. Darbee

Accepted:     /s/ Thomas B. King
Thomas B. King

Date:     8/31/06